NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

FD
Investors: Brian Ritchie/Theresa Kelleher
212-850-5600

FOR RELEASE:   7:00 AM (Eastern)   April 24, 2008

CONMED Corporation Announces First Quarter 2008 Financial Results
  - Sales Increase 11.6% to $190.8 Million: A New Quarterly Record -
  - Non-GAAP EPS Grows 33% to $0.40 –
  - Non-GAAP Operating Margin Improves to 11.6% –
  - Increasing 2008 Sales and EPS Guidance -
  - Conference Call to be Held at 10:00 a.m. ET Today-

Utica, New York, April 24, 2008 ----- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the first quarter of 2008.

Year-Over-Year Quarterly Highlights:

•	Sales grew to $190.8 million, an increase of 11.6% (8.6% constant currency) – a new quarterly record.

•
Non-GAAP diluted earnings per share of $0.40 exceeded management’s previously provided estimate and grew 33% compared to $0.30 per share. GAAP diluted earnings per share of $0.38 compares to $0.42 in the 2007 first quarter, which included a $0.14 per share litigation settlement gain.

•	Non-GAAP operating margin[1] grew 120 basis points to 11.6% compared to 2007 first quarter non-GAAP operating margin of 10.4%.

•	Non-GAAP EBITDA margin[2] expanded 90 basis points to 16.1% compared to 2007 first quarter non-GAAP EBITDA margin of 15.2%.

•	Cash from Operations grew 77.3% to $19.9 million compared to $11.2 million in the first quarter of 2007.

CONMED News Release Continued	Page 2 of 7	April 24, 2008

 “CONMED has started 2008 with an exceptional first quarter with revenue growth of 11.6% and non-GAAP EPS growth of 33.0%.  We continue to make year-over-year improvements in our operating performance and currently see positive trends for our business for the remainder of the year.  We are especially pleased with the performance of our Arthroscopy product line, which benefited, and will continue to benefit through 2008, from our High Definition surgical video imaging products.  The Company’s results were also positively impacted by a strong performance from our international direct sales organization, now operating in 11 countries,” commented Joseph J. Corasanti, President and Chief Executive Officer.

In January of 2008, the Company completed the purchase of the Italian distributor of CONMED’s products for a purchase price of approximately $21.6 million.  In connection with the acquisition, the Company recorded a $1.0 million fair value adjustment to the acquired inventory which was subsequently sold in the first quarter of 2008.  Management does not anticipate any further acquisition related charges in connection with this transaction.

Sales outside the United States were $86.4 million in the first quarter of 2008, growing 21.1% overall and 14.0% on a constant currency basis compared to the first quarter of 2007.  International sales in the March 2008 quarter were 45.3% of the Company’s total sales compared to 41.7% of sales in the first quarter last year.

CONMED’s cash flow was strong in the first quarter of 2008 with cash from operations totaling $19.9 million.  It was principally used to fund the acquisition of the Italian distributor.

Following is a summary of the Company’s sales by product line for the three months ended March 31, 2008 (in millions):

	Three Months Ended March 31,
				Constant
				Currency
	2007	2008	Growth	Growth
	(in millions)

Arthroscopy	$62.2	$75.8	21.9%	17.6%

Powered Surgical Instruments	37.6	40.2	6.9%	2.2%

Electrosurgery	24.0	26.7	11.3%	10.1%

Endoscopic Technologies	13.2	12.5	-5.3%	-6.9%

Endosurgery	13.6	15.2	11.8%	10.8%

Patient Care	20.4	20.4	-	-0.5%

	$171.0	$190.8	11.6%	8.6%

The Company’s sports medicine Arthroscopy line grew 21.9% over first quarter 2007 on the continued strength of High Definition (HD) surgical video systems.  Powered Surgical Instruments benefited from growth in the MicroPower® platform products.  Electrosurgery returned to double digit growth on the sales strength of generators and specialty single-use products.   Endosurgery increased 11.8% with strong growth internationally. The Endoscopic Technologies line, accounting for approximately 7% of the Company’s sales during the quarter, experienced a revenue decline in the first quarter due to softer than expected domestic sales.  However, management continues to anticipate that new product introductions in the Endoscopic Technologies offering, scheduled for mid-2008, should result in full-year growth for this line.

CONMED News Release Continued	Page 3 of 7	April 24, 2008

Outlook

Mr. Corasanti noted, “For the second quarter of 2008, we anticipate revenues in the range of $180-$185 million and diluted earnings per share of $0.36 - $0.40.  For the full year of 2008, based on the strong first quarter results, we are increasing our sales guidance to $740 - $750 million and the non-GAAP diluted earnings per share guidance to $1.50 - $1.58.”

Conference Call
The Company will webcast its first quarter 2008 conference call live over the Internet on Thursday, April 24, 2008 at 10:00 a.m. Eastern Time. This broadcast can be accessed from CONMED's web site at www.conmed.com. Replays of the call will be made available through May 1, 2008.

CONMED Profile

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures and monitoring.  The Company’s products serve the clinical areas of arthroscopy, powered surgical instruments, electrosurgery, cardiac monitoring disposables, endosurgery and endoscopic technologies.  They are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery, and gastroenterology.  Headquartered in Utica, New York, the Company’s 3,200 employees distribute its products worldwide from several manufacturing locations.

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis.  The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.  The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.  In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007; (iii) cyclical purchasing patterns from customers, end-users and dealers;  (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company’s ability to devise and execute strategies to respond to market conditions.

1           Non-GAAP operating margin for a period is the ratio of (i) income from operations plus cost of sales, acquisition and other expense (income), divided by (ii) net sales.

2           Non-GAAP EBITDA margin for a period is the ratio of (i) income from operations plus cost of sales, acquisition, other expense (income), depreciation, amortization (excluding amortization included in interest expense) and stock-based compensation expense divided by (ii) net sales.  Depreciation and amortization were $7,312 and $7,749 for the first quarter of 2007 and 2008, respectively.

CONMED News Release Continued	Page 4 of 7	April 24, 2008

CONMED CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2007 and 2008
(In thousands except per share amounts)
(unaudited)

	2007	2008

Net sales	$171,014	$190,773

Cost of sales	85,789	91,998
Cost of sales, acquisition - Note A	-	1,011

Gross profit	85,225	97,764

Selling and administrative	59,805	68,646
Research and development	7,594	8,078
Other expense (income) – Note B	(5,414)	-
	61,985	76,724

Income from operations	23,240	21,040

Interest expense	4,516	3,174

Income before income taxes	18,724	17,866

Provision for income taxes	6,802	6,856

Net income	$11,922	$11,010

Per share data:
Net income
Basic	$.43	$.38
Diluted	.42	.38

Weighted average common shares
Basic	27,987	28,625
Diluted	28,559	29,006

Note A – Included in cost of sales in the three months ended March 31, 2008 is a $1.0 million fair value inventory adjustment from purchase accounting that was subsequently sold.

Note B – Included in other expense in the three months ended March 31, 2007 are $0.1 million of expense related to the termination of a product offering, $0.6 million in facility closure related costs and a $6.1 million gain on a legal settlement.

CONMED News Release Continued	Page 5 of 7	April 24, 2008

CONMED CORPORATION
CONSOLIDATED CONDENSED  BALANCE SHEETS
(in thousands)
(unaudited)
ASSETS

	December 31,	March 31,
	2007	2008
Current assets:
Cash and cash equivalents	$11,695	$11,758
Accounts receivable, net	80,642	100,587
Inventories	164,969	164,613
Deferred income taxes	11,697	12,004
Other current assets	10,019	10,666
Total current assets	279,022	299,628

Property, plant and equipment, net	123,679	127,269
Goodwill	289,508	289,435
Other intangible assets, net	191,807	199,255
Other assets	9,935	9,263
Total assets	$893,951	$924,850

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$3,349	$3,349
Other current liabilities	73,935	84,938
Total current liabilities	77,284	88,287

Long-term debt	219,485	219,360
Deferred income taxes	71,188	77,503
Other long-term liabilities	20,992	20,450
Total liabilities	388,949	405,600

Shareholders' equity:
Capital accounts	220,657	221,887
Retained earnings	284,850	295,793
Accumulated other comprehensive income (loss)	(505)	1,570
Total equity	505,002	519,250

Total liabilities and shareholders' equity	$893,951	$924,850

CONMED News Release Continued	Page 6 of 7	April 24, 2008

CONMED CORPORATION
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2007	2008
Cash flows from operating activities:
Net income	$11,922	$11,010
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	7,632	8,034
Stock option expense	852	942
Deferred income taxes	6,177	5,779
Gain on legal settlement	(6,072)	-
Increase (decrease) in cash flows from changes in assets and liabilities:
Sale of accounts receivable	3,000	3,000
Accounts receivable	(2,665)	(5,303)
Inventories	(4,638)	1,287
Accounts payable	(3,523)	1,042
Income taxes receivable (payable)	(1,102)	1,841
Accrued compensation and benefits	(2,989)	(1,573)
Other, net	2,622	(6,173)
Net cash provided by operating activities:	11,216	19,886

Cash flow from investing activities:
Purchases of property, plant and equipment	(3,868)	(7,132)
Payments related to business acquisitions	(883)	(14,758)
Net cash used in investing activities:	(4,751)	(21,890)

Cash flow from financing activities:
Payments on debt	(7,791)	(125)
Net proceeds from common stock issued under employee plans	3,268	221
Other, net	(1,694)	-
Net cash provided by (used in) financing activities	(6,217)	96

Effect of exchange rate change
on cash and cash equivalents	458	1,971

Net increase in cash and cash equivalents	706	63

Cash and cash equivalents at beginning of period	3,831	11,695

Cash and cash equivalents at end of period	$4,537	$11,758

CONMED News Release Continued	Page 7 of 7	April 24, 2008

CONMED CORPORATION
RECONCILIATION OF REPORTED NET INCOME TO NON-GAAP NET INCOME
BEFORE UNUSUAL ITEMS
Three Months Ended March 31, 2007 and 2008
(In thousands except per share amounts)
(unaudited)

	2007	2008

Reported net income	$11,922	$11,010

Fair value inventory adjustment from purchase accounting
included in cost of sales	-	1,011

Termination of product offering	90	-

Facility closure related costs	568	-

Gain on legal settlement	(6,072)	-

Total other expense (income)	(5,414)	-

Unusual expense (income) before income taxes	(5,414)	1,011

Provision (benefit) for income taxes on unusual expenses	1,949	(364)

Net income before unusual items.	$8,457	$11,657

Per share data:

Reported net income
Basic	$0.43	$0.38
Diluted	0.42	0.38

Net income before unusual items
Basic	$0.30	$0.41
Diluted	0.30	0.40

Management has provided the above reconciliation of net income before unusual items as an additional measure that investors can use to compare operating performance between reporting periods.  Management believes this reconciliation provides a useful presentation of operating performance.